EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use, in connection with the Form 8-K current report dated as of October 23, 2007, of International Imaging Systems, Inc., of our report dated October 16, 2007, except for Note 14, as to which the date is October 24, 2007, as it relates to the financial statements of Xi’an Baorun Industrial Development Co., Ltd. as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004.

/s/ Sherb & Co., LLP
Sherb & Co., LLP
Certified Public Accountants

New York, New York
October 29, 2007